Exhibit 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper Announces Reduction in Quarterly Dividend

Company Takes Proactive Step to Increase Financial Flexibility

MEMPHIS, Tenn. – March 2, 2009 – International Paper (NYSE: IP) announced today that its Board of Directors has reduced the company’s quarterly common stock dividend from twenty-five cents ($0.25) per share to two and one-half cents ($0.025) per share, effective for the dividend payable June 15, 2009, to shareholders of record on May 18, 2009.

This reduction will allow the company to preserve approximately $100 million in cash on a quarterly basis, which will be used to reduce debt more quickly.

“While our cash balances and cash flows remain solid, we believe it is prudent to manage cash conservatively in this uncertain economic environment,” said Chairman and CEO John Faraci.

“This decision, which reflects our strong commitment to maintaining our current credit ratings, is a proactive step to maximize our financial flexibility, along with our earlier decisions to reduce capital investment, decrease overhead spending and headcount, and freeze salaries.”

Record and Payment Date Information for Second-Quarter Dividend

The Company declared a regular quarterly dividend of $0.025 per share for the period from April 1, 2009 to June 30, 2009, inclusive, on its common stock, par value $1. This dividend is payable on June 15, 2009 to holders of record at the close of business on May 18, 2009.

The Company also declared a regular quarterly dividend of $1 per share for the period from April 1, 2009 to June 30, 2009, inclusive, on the cumulative $4 preferred stock of the company. This dividend is also payable on June 15, 2009, to holders of record at the close of business on May 18, 2009.

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs more than 61,500 people in more than 20 countries and serves customers worldwide. 2008 net sales were approximately $25 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

This press release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to business and credit market conditions which could cause the Company to maintain this dividend rate for an extended period of time, further reduce or suspend the dividend or use the funds for a purpose other than debt reduction. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

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Contacts:

Media: Kathleen Bark, 901-419-4333; Investors: Thomas A. Cleves, 901-419-7566 or Emily Nix, 901-419-4987